Free Writing Prospectus

Filed Pursuant to Rule 433

Dated December 3, 2014

Registration No. 333-199204-01

Free Writing Prospectus dated December 3, 2014

$325,000,000

California Republic Auto Receivables Trust 2014-4

Issuing Entity

California Republic Funding, LLC	California Republic Bank
Depositor	Sponsor and Servicer

The depositor has prepared a preliminary prospectus supplement dated December 3, 2014, and a prospectus, dated December 3, 2014, which describes the notes to be issued by the issuing entity. You should review the prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	DBRS	Standard & Poor’s
Class A-1 Asset Backed Notes	R-1(high)(sf)	A-1+(sf)
Class A-2 Asset Backed Notes	AAA(sf)	AAA(sf)
Class A-3 Asset Backed Notes	AAA(sf)	AAA(sf)
Class A-4 Asset Backed Notes	AAA(sf)	AAA(sf)
Class B Asset Backed Notes	A(sf)	A(sf)
Class C Asset Backed Notes	BBB(sf)	BBB(sf)

It is a condition to the issuance of the notes that each class of the notes receive the ratings listed above.

Sole Bookrunner

Credit Suisse

The depositor has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, the underwriter or any dealer participating in this offering will arrange to send you the prospectus supplement and the prospectus if you request it by calling toll free 1-800-221-1037.